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                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per share data)

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                                           Three Months Ended           Six Months Ended
                                         June 30,       June 30,      June 30,      June 30,
                                           1996           1995          1996          1995
Net earnings applicable to
  common shares:
    Net earnings                     $       3,654  $       2,261 $      6,532  $       4,460

Primary:
  Shares for common and common share
  equivalent earnings per share (1):
    Weighted average number of
      common shares outstanding         13,513,692     12,695,134   13,338,753     12,964,795
    Dilutive effect of outstanding
      stock options and warrants         1,130,582        182,542    1,099,306              0

                                        14,644,274     12,877,676   14,438,059     12,964,795

Net earnings per common share
  and common share equivalents       $        0.25  $        0.18 $       0.45  $        0.35


Fully Diluted:
  Shares for common and common share
  equivalent earnings per share (2):
    Weighted average number of
      common shares outstanding         13,513,692     12,695,134   13,338,753     12,964,795
    Dilutive effect of outstanding
      stock options and warrants         1,130,582        182,542    1,113,099        117,627

                                        14,644,274     12,877,676   14,451,852     13,082,422

Net earnings per common share
  and common share equivalents       $        0.25  $        0.18 $       0.45  $        0.34

(1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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